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                                                              Exhibit (b)(ii)


                             SUNAMERICA SERIES TRUST

                              AMENDMENT TO BY-LAWS

                                October 16, 2002

         Trustees of SunAmerica Series Trust, a Massachusetts business trust (the "Trust") established under the Declaration of Trust of the Trust dated September 11, 1992 (hereinafter, as amended, referred to as the "Declaration of Trust"), acting pursuant to the authority conferred upon the Trustees of the Trust by Sections 3.1, 3.8 and 3.10 of the Declaration of Trust and Section 3.01 and Article VII of the By-Laws of the Trust, hereby amend the By-Laws, effective as of the date hereof:

         That Article III, Section 3.01 of the By-Laws of SunAmerica Series Trust be and it hereby is amended in its entirety to read as follows:

                  Section 3.01. EXECUTIVE OFFICERS. The Board of Trustees may choose a Chairman of the Board and a Vice Chairman of the Board from among the Trustees, and shall choose a President, a Secretary and a Treasurer who need not be Trustees. The Board of Trustees shall designate as principal executive officer of the Trust either the Chairman of the Board, the Vice Chairman, or the President. The Board of Trustees may choose an Executive Vice President, one or more Senior Vice Presidents, once or more Vice-Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers, none of whom need be a Trustee. Any two or more of the above-mentioned offices, except those of President and a Vice-President, may be held by the same Person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument be required by law, by the Declaration of Trust, by the By-Laws or by resolution of the Board of Trustees to be executed by any two or more officers. Each such officer shall hold office until his successor shall have been duly chosen and qualified, or until he shall have resigned or shall have been removed. Any vacancy in any of the above offices may be filled for the unexpired term of the Board of Trustees at any regular or special meeting, or by written consent of a majority of the Trustees then in office.